Exhibit 5

                           WEIL, GOTSHAL & MANGES LLP
                    767 FIFTH AVENUE NEW YORK, NY 10153-0119
                                 (212) 310-8000
                               FAX: (212) 310-8007


                                  June 20, 2001


Board of Directors
Columbia Laboratories, Inc.
100 North Village Avenue, Suite 32
Rockville Centre, New York 11570


Ladies and Gentlemen:

                     We have acted as counsel to Columbia Laboratories, Inc. (the "Company") in connection with the preparation and filing with the Securities and Exchange Commission of the Company's Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended, relating to 3,000,000 shares of common stock, par value $0.01 per share, of the Company ("Common Stock") that may be issued pursuant to the Company's 1996 Long-Term Performance Plan, as amended (the "Plan").

                     In so acting, we have examined originals or copies (certified or otherwise identified to our satisfaction) of such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth.

                     In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company.

                     Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that the 3,000,000 shares of Common Stock covered by the Registration Statement have been duly authorized and, when issued and sold in accordance with the terms of the Plan, will be validly issued, fully paid and nonassessable.

                     The opinion expressed herein is limited to the corporate laws of the State of Delaware and the federal laws of the United States, and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.




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June 20, 2001
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                     The opinion expressed herein is rendered solely for your
benefit in connection with the transactions described herein. This opinion may not be used or relied upon by any other person, nor may this letter or any copies hereof be furnished to a third party, filed with a governmental agency, quoted, cited or otherwise referred to without our prior written consent.

                     We hereby consent to the use of this letter as an exhibit to the Registration Statement.



                                               Very truly yours,

                                               /s/ WEIL, GOTSHAL & MANGES LLP